Ex. 99.28(d)(5)(i)

Amended and Restated

Sub-Advisory Agreement

This Sub-Advisory Agreement (the “Agreement”) is effective as of the 13th day of September, 2021, and Amended and Restated effective as of the 1st day of September, 2022, by and between Jackson National Asset Management, LLC, a Michigan limited liability company (the “Adviser”), and AQR Capital Management, LLC, a Delaware limited liability company (the “Sub-Adviser”).

Whereas, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

Whereas, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

Whereas, the Adviser has entered into an Amended and Restated Investment Advisory and Management Agreement effective as of September 13, 2021, with JNL Series Trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of multiple series (each a “Fund”); and

Whereas, the Board of Trustees of the Trust (the “Board of Trustees”) and the Adviser desire that the Adviser retain the Sub-Adviser to render investment advisory services for the portion of each Fund’s assets allocated to the Sub-Adviser listed on Schedule A attached hereto, as determined from time to time by the Adviser, in the manner and on the terms set forth herein.

Now, Therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Appointment. Adviser hereby appoints Sub-Adviser to provide certain investment advisory services to the Funds for the period and on the terms set forth in this Agreement. Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

In the event the Adviser designates one or more funds other than the Fund with respect to which the Adviser wishes to retain the Sub-Adviser to render investment advisory services hereunder, it shall notify the Sub-Adviser in writing. If the Sub-Adviser is willing to render such services, it shall notify the Adviser in writing, whereupon such fund shall become a Fund hereunder, and be subject to this Agreement, subject to the approval of the Board of Trustees.

2.	Delivery of Documents. Adviser has or will furnish Sub-Adviser with copies properly certified or authenticated of each of the following prior to the commencement of the Sub-Adviser’s services:

a)	the Trust’s Agreement and Declaration of Trust, as filed with the Secretary of State of The Commonwealth of Massachusetts on June 1, 1994, and all amendments thereto or restatements thereof (such Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

b)	the Trust’s By-Laws and amendments thereto;

c)	resolutions of the Board of Trustees authorizing the appointment of Sub-Adviser and approving this Agreement;

d)	the Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (the “SEC”) and all amendments thereto;

e)	the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (“1933 Act”) and under the 1940 Act as filed with the SEC and all amendments thereto insofar as such Registration Statement and such amendments relate to the Fund; and

f)	the Trust’s most recent prospectus and Statement of Additional Information for the Fund (collectively called the “Prospectus”).

During the term of this Agreement, the Adviser agrees to furnish the Sub-Adviser at its principal office all proxy statements, reports to shareholders, sales literature or other materials prepared for distribution to shareholders or potential shareholders of the Fund, and the Prospectus, prior to the use thereof, and the Adviser shall not use any such materials if the Sub-Adviser reasonably objects in writing within five business days (or such other period as may be mutually agreed) after receipt thereof. The Sub-Adviser’s right to object to such materials is limited to the portions of such materials that expressly relate to the Sub-Adviser, its services and its clients. The Adviser agrees to use its reasonable best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-Adviser as referenced in the first sentence of this paragraph. Sales literature may be furnished to the Sub-Adviser by e-mail, first class or overnight mail, facsimile transmission equipment or hand delivery.

Adviser will furnish the Sub-Adviser with copies of all amendments of or supplements to the foregoing that relate specifically to the Sub-Adviser or Fund that it provides sub-advisory services to, within a reasonable time before they become effective. Any amendments or supplements that impact the management of the Funds or Sub-Adviser’s duties and obligations hereunder will not be deemed effective with respect to the Sub-Adviser until the Sub-Adviser’s approval thereof.

3.	Management. Subject always to the supervision of the Adviser, which in turn is subject to the supervision of the Board of Trustees, Sub-Adviser will furnish an investment program in respect of, make investment decisions for, and invest and reinvest, all assets of the Fund and place all orders for the purchase and sale of securities, commodities, and derivatives thereon, and other financial instruments, foreign or domestic securities and other financial instruments or property (including, without limitation, commodities and commodities-related instruments, currencies, financial and other swaps, futures, options and other derivative products of any type) (hereinafter collectively, “securities”), all on behalf of the Fund, pursuant to the provisions of this paragraph 3. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund (as set forth below), and will monitor the Fund’s investments, and will comply with the provisions of Trust’s Declaration of Trust and By-Laws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Fund, which may be amended from time to time, provided Sub-Adviser has been provided with such Declaration of Trust and Bylaws and has received prior notice of any changes made to the investment objective, policies and restrictions of the Fund and has been given a reasonable amount of time to implement any changes or amendments to such documentation, investment objectives, policies or restrictions. Sub-Adviser and Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Fund and to consult with each other regarding the investment affairs of the Fund. Sub-Adviser will report to the Board of Trustees and to Adviser with respect to the implementation of such program. Sub-Adviser, solely with respect to the assets of the Funds which are under its management pursuant to this Agreement, and based on information obtained from the Fund’s administrator, custodian and other service providers, shall take reasonable steps to comply with the diversification provisions of Section 817(h) of the Internal Revenue Code of 1986, as amended, and its accompanying Regulation, Treas. Reg. Section 1.817-5, applicable to the Fund and insurance company separate accounts that invest therein.

Adviser will not knowingly act in a manner that would result in Sub-Adviser failing to comply with the required diversification referenced in the paragraph immediately above and if the failure to diversify is inadvertent, Jackson National Life Insurance Company and any of its affiliates investing in the Fund, as owner of the assets in the Fund, shall in good faith and in conjunction with Sub-Adviser follow the procedures specified in Treas. Reg. Section 1.817-5(a)(2) and Revenue Procedure 92-25 (or its successor) to request relief from the Commissioner of Internal Revenue Service, and that in such an event Adviser shall work in conjunction with Sub-Adviser in the preparation of any request for relief or closing agreement and, to the extent that Adviser is seeking indemnification under Section 11 hereof, no filings or agreements shall be made with the Commissioner of Internal Revenue Service without the prior written approval of Sub-Adviser.

Notwithstanding any other provision of this Agreement, the Adviser agrees that the Sub-Adviser shall not be liable for any failure to recommend the purchase or sale of any security on behalf of the Fund on the basis of any information which might cause such purchase or sale to, in the Sub-Adviser’s opinion, constitute a violation of any federal or state laws, rules or regulations.

The Sub-Adviser further agrees that it:

a)	will use the same skill and care in providing such services as it uses in providing services to its other client mandates for which it has investment responsibilities;

b)	will comply with all applicable Rules and Regulations of the SEC in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities provided hereunder, including but not limited to compliance with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended;

c)	will, upon reasonable request from the Adviser, provide reasonable assistance to the Adviser in connection with the foreign laws, regulations and regulatory requirements as set forth by foreign regulatory agencies, that are applicable to the Fund and that directly relate to the services provided by Sub-Adviser under this Agreement and will comply with the foreign laws, regulations and regulatory requirements as set forth by foreign regulatory agencies directly applicable to the Sub-Adviser’s investment activities in such foreign markets on behalf of the Fund;

d)	will report regularly to Adviser and to the Board of Trustees as reasonably agreed between the Adviser and Sub-Adviser and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Trustees on a regular basis at reasonable times agreed to by the Adviser and Sub-Adviser, the management of the Funds, including, without limitation, review of the general investment strategies of the Fund, the performance of the Fund in relation to the specified benchmarks and will provide various other reports from time to time as reasonably requested by Adviser, provided Sub-Adviser is given a reasonable amount of time to compile and report on the requested information;

e)	will provide to the Adviser (i) a monthly compliance checklist developed for each Fund by Adviser and Sub-Adviser, (ii) quarterly reports developed for the Fund by Adviser and Sub-Adviser, and (iii) other compliance and reporting information as reasonably requested by the Adviser or the Board of Trustees from time-to-time, provided that with respect to item (iii) Sub-Adviser is given a reasonable amount of time to compile and report on such information;

f)	as a service provider to the Fund will cooperate fully with the Chief Compliance Officer of the Trust in the execution of his/her responsibilities to monitor service providers to the Fund under Rule 38a-1 under the 1940 Act, including any applicable document requests;

g)	will prepare and maintain such books and records with respect to the Fund’s securities transactions in accordance with Section 7 herein, and will furnish Adviser and the Board of Trustees such periodic and special reports as the Adviser may reasonably request, provided Sub-Adviser is given a reasonable amount of time to compile and report on the information reasonably requested by the Adviser;

h)	will prepare and cause to be filed in a timely manner Form 13F and, if required, Schedule 13G with respect to securities held for the account of the Fund subject to Sub-Adviser’s supervision;

i)	will act upon reasonable instructions from Adviser not inconsistent with the fiduciary duties and investment objectives hereunder;

j)	will treat confidentially and as proprietary information of Trust all such records and other information relative to the Trust maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust, provided, however, that notwithstanding the foregoing, Sub-Adviser may disclose such information as required by applicable law, regulation or upon request by a regulator or auditor of Sub-Adviser;

k)	will have the authority and responsibility to exercise whatever powers the Adviser may possess with respect to any of its allocated assets held in the Funds, including, but not limited to, the power to exercise rights, options, warrants, conversion privileges, and redemption privileges, to tender securities pursuant to a tender offer, and effect all other corporate actions consistent with the Sub-Adviser’s fiduciary duties hereunder;

l)	consistent with its fiduciary duties to each Fund and on the Fund’s behalf, the Sub-Adviser is hereby appointed the Fund’s agent to exercise in its direction all rights and performs all duties with respect to the Fund’s right to vote (or refrain from voting), each Fund’s securities in accordance with the Sub-Adviser’s proxy voting guidelines, as amended from time to time, which shall be provided to the Trust and the Adviser in accordance with the Adviser’s quarterly compliance request. For the avoidance of doubt, the Sub-Adviser will have full discretion in this regard and the Adviser will not attempt to influence the Sub-Adviser’s voting decisions. The Sub-Adviser further agrees to report significant shareholdings for itself and on behalf of the Fund where local law requires the Sub-Adviser to do so;

m)	may not consult with any other sub-adviser of the Trust concerning transactions in securities or other assets for any investment portfolio of the Trusts, including the Fund, except that such consultations are permitted between the current and successor sub-advisers of the Fund in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act; and

n)	at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses, and fees of any personnel required for the Sub-Adviser to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.

The Adviser and the Sub-Adviser each further agree that:

a)	to the extent that the Commodity Exchange Act, as amended (“CEA”), and the then-current Commodity Futures Trading Commission (“CFTC”) regulations require (i) registration by either party as a Commodity Pool Operator or Commodity Trading Advisor, (ii) specific disclosure, or as applicable to it (iii) filing of reports and other documents, each shall comply with such requirements;

b)	Sub-Adviser shall comply with all requirements of the applicable CEA and then-current CFTC regulations that apply to Sub-Adviser with regard to the Fund, and that apply with regard to all Funds for which it serves as Sub-Adviser; and

c)	Sub-Adviser shall, to the extent relating to its duties and obligations under this Agreement, provide assistance to the Adviser in fulfilling any disclosure or reporting requirements applicable to the Fund under the CEA and/or then-current CFTC regulations.

4.	Custody of Assets. Sub-Adviser shall at no time have the right to physically possess the assets of the Fund or have the assets registered in its own name or the name of its nominee, nor shall Sub-Adviser in any manner acquire or become possessed of any income, whether in kind or cash, or proceeds, whether in kind or cash, distributable by reason of selling, holding or controlling such assets of the Fund. In accordance with the preceding sentence, Sub-Adviser shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the assets of the Fund. All such duties of collection, physical acquisition and safekeeping shall be the sole obligation of the custodian.

The Sub-Adviser is authorized, as agent of the Fund, to give instructions to the Fund’s custodian with respect to the assets of the Fund in order to carry out its duties under the terms of this Agreement, including with respect to the delivery of securities and other investments and payments of cash for the account of the Fund. The Sub-Adviser shall have no liability for the acts or omissions of any custodian of the Fund’s assets. The Sub-Adviser shall have no responsibility for the segregation requirement of the 1940 Act or other applicable law other than to notify the Fund’s custodian of investments that require segregation and appropriate assets for segregation.

5.	Brokerage.

a)        The Sub-Adviser is responsible for and is hereby appointed as the Fund’s agent with the authority to act in regard to making decisions to buy and sell securities for the Fund, broker-dealer selection, and negotiation of brokerage commission rates. Sub-Adviser shall have the express authority to (i) place orders for the execution of such securities transactions, including any derivative transactions, with or through such brokers, dealers, foreign currency dealers, futures commission merchants (“FCM”) or issuers as the Sub-Adviser may reasonably select; (ii) negotiate, execute and enter into brokerage contracts and other trading agreements, including but not limited to, futures account agreements, ISDA Master Agreements and other trading documents related thereto, on behalf of the Fund, and (iii) open, continue and terminate brokerage accounts and other brokerage arrangements with respect to all portfolio transactions entered into by Sub-Adviser on behalf of the Fund. In order to meet margin or collateral requirements for futures, forwards and other derivative instruments, the Sub-Adviser may direct payments of cash, cash equivalents, and securities and other property into segregated accounts or FCM accounts established hereunder as the Sub-Adviser deems desirable or appropriate, provided that Sub-Adviser’s actions are in accordance with the terms of this Agreement, the 1940 Act and the rules and regulations thereunder.

b)        Sub-Adviser will provide copies of brokerage agreements entered into by the Fund to the Adviser, if applicable. It is the Sub-Adviser’s general policy in selecting a broker to effect a particular transaction to seek to obtain “best execution”, which means prompt and efficient execution of the transaction at the best obtainable price with payment of commissions which are reasonable in relation to the value of the brokerage services provided by the broker.

c)        Consistent with this policy, the Sub-Adviser, in selecting broker-dealers and negotiating commission rates, will take all relevant factors into consideration, including, but not limited to: the best price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; the broker’s execution capabilities and any research provided by the broker that aids the Sub-Adviser’s investment decision-making process; and the value of the expected contribution of the broker-dealer to the investment performance of the applicable Fund on a continuing basis. Subject to such policies and procedures as the Board of Trustees may determine, the Sub-Adviser shall have discretion to effect investment transactions for each Fund through broker-dealers (including, to the extent permissible under applicable law, broker-dealer affiliates) who provide brokerage and/or research services, as such services are defined in section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and to cause such Fund to pay any such broker-dealers an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker-dealer, viewed in terms of either that particular investment transaction or the Sub-Adviser’s overall responsibilities with respect to such Fund and other accounts to which the Sub-Adviser exercises investment discretion (as such term is defined in section 3(a)(35) of the 1934 Act). Allocation of orders placed by the Sub-Adviser on behalf of a Fund to such broker-dealers shall be in such amounts and proportions as the Sub-Adviser shall determine in good faith in conformity with its responsibilities under applicable laws, rules and regulations. The Sub-Adviser will submit reports on brokerage placements to the Adviser as reasonably requested by the Adviser, in such form as may be mutually agreed to by the parties hereto, indicating the broker-dealers to whom such allocations have been made and the basis, therefore.

6.	Expenses. The Sub-Adviser shall bear all expenses incurred by it in connection with the performance of its services under this Agreement other than the cost (including brokerage commissions, transactional fees and taxes, if any) incurred in connection with purchases and sales of the Fund’s portfolio securities. The Fund will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees, and administration fees; fees for necessary professional and brokerage services; costs relating to local administration of securities; and fees for any pricing services. All other expenses not specifically assumed by the Sub-Adviser hereunder or by the Adviser under the Management Agreement are borne by the Fund or the Trust.

7.	Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust shall be available for inspection by the Trust and Adviser upon their reasonable request and agrees to provide the Trust with copies of any of such records upon the Trust’s request. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act related to each Fund’s portfolio transactions. The Adviser shall maintain all books and records not related to the Fund’s portfolio transactions.

8.	Compensation. For the services provided and the expenses assumed pursuant to this Agreement, Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee accrued daily and payable monthly on the average daily net assets in the Funds, in accordance with Schedule B hereto. Such fee shall be paid as soon as practicable, but in no event later than 30 calendar days, after each month-end. If the Sub-Adviser shall serve for less than the whole of any month, the foregoing compensation shall be prorated.

9.	Services to Others. Adviser understands, and has advised the Board of Trustees, that Sub-Adviser, its affiliates, principals, members, directors, officers and employees now, or may in the future, render the same, similar or dissimilar services, including investment advisory and management services, to others, including investment companies, funds, firms, individuals, associations or accounts. Adviser has no objection to Sub-Adviser acting in such capacities and Sub-Adviser, its affiliates, principals, members, directors, officers and employees shall not be limited or restricted from providing such services, provided that whenever the Fund and one or more other investment advisory clients of Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by Sub-Adviser to be equitable to each. Sub-Adviser may group orders for a Fund with orders for other funds and accounts to obtain the efficiencies that may be available on larger transactions when it determines that investment decisions are appropriate for each participating account. Sub-Adviser cannot assure that such policy will not adversely affect the price paid or received by a Fund. Adviser recognizes, and has advised the Board of Trustees, that in some cases this procedure may adversely affect the size and the opportunities of the position that the participating Fund may obtain in a particular security. In addition, Adviser understands, and has advised the Board of Trustees, that the persons employed by Sub-Adviser to assist in Sub-Adviser’s duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

10.	Limitation of Liability. Sub-Adviser, its officers, directors, employees, agents or affiliates will not be subject to any liability to the Adviser or the Fund or their directors, officers, employees, agents or affiliates for any error of judgment or mistake of law or for any loss suffered by the Fund, any shareholder of the Fund or the Adviser either in connection with the performance of Sub-Adviser’s duties under this Agreement or its failure to perform due to events beyond the reasonable control of the Sub-Adviser or its agents, except for a loss resulting from Sub-Adviser’s willful misfeasance, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. Federal and State securities laws may impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any right which Adviser may have under any applicable laws.

Under no circumstances shall any party hereto be liable to another for special, punitive or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages.

11.	Indemnification. Adviser and the Sub-Adviser each agree to indemnify the other party (and each such party’s affiliates (within the meaning of Section 2(a)(3) of the 1940 Act), employees, directors and officers) against any claim, damages, loss or liability (including reasonable attorneys’ fees) arising out of any third-party claims brought against an indemnified party that are found by a court of competent jurisdiction to constitute willful misfeasance or gross negligence on the part of the indemnifying party.

12.	Duration and Termination. The Agreement will become effective as to a Fund upon execution or, if later, on the date that initial capital for such Fund is first provided to it and, unless sooner terminated as provided herein, will continue in effect through September 30, 2023. Thereafter, if not terminated as to a Fund, this Agreement will continue from year to year through September 30th of each successive year following the initial period, for each Fund covered by this Agreement, as listed on Schedule A, provided that such continuation is specifically approved at least annually by the Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund(s), and in either event approved also by a majority of the Trustees of the Trust who are not interested persons of the Trust, or of the Adviser, or of the Sub-Adviser (“Independent Trustees”). Notwithstanding the foregoing, this Agreement may be terminated as to a Fund at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of each Fund, on sixty days’ written notice to the Adviser and the Sub-Adviser, or by the Adviser with the consent of the Board of Trustees (including a majority of the Independent Trustees), or on sixty days’ written notice by the Sub-Adviser to the Trust and the other party. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” have the same meaning of such terms as in the 1940 Act.) Section 10 and 11 herein shall survive the termination of this Agreement.

13.	Acknowledgements of Adviser. Adviser acknowledges and agrees that:

a)	The Sub-Adviser intends to treat each Fund as an “exempt account” under CFTC Regulation 4.7(c) under the CEA and needs to verify certain information in order for the Sub-Adviser to claim relief from the disclosure and recordkeeping provisions of the CEA. Accordingly, the Adviser hereby represents that each Fund is a “qualified eligible person” as defined in CFTC Regulation 4.7 (“Qualified Eligible Person”). The Adviser will take reasonable steps to cooperate with the Sub-Adviser in connection with establishing and maintaining such exemption under Regulation 4.7, including, upon request, confirming whether a Fund is a Qualified Eligible Person.

b)	The Adviser, on behalf of each Fund, consents to each Fund being treated as an “exempt account” within the meaning of CFTC Regulation 4.7(c).

c)	The Adviser is:

i.	registered as required with the CFTC as a commodity pool operator, commodity trading advisor, futures commission merchant, introducing broker, retail foreign exchange dealer, swap dealer and/or major swap participant (and is a member of NFA), or

ii.	excluded or exempt from such registration requirements and has made all required filings relating thereto.

d)	The Adviser will provide Sub-Adviser reasonable advance notification (in no event less than 30 days) of any decision to:

i.	register and operate as a commodity pool operator on behalf of the Fund, if the Adviser had previously claimed an exclusion or exemption from registration as a commodity pool operator on behalf of the Fund, or

ii.	operate the Fund under an exclusion or exemption from registration with the CFTC, if the Adviser had registered as a commodity pool operator on behalf of the Fund.

14.	Obligations of Adviser. The Adviser agrees to provide or complete, as the case may be, the following prior to the commencement of the Sub-Adviser’s investment advisory services as specified under this Agreement:

a)	A list of first tier affiliates and second tier affiliates (i.e., affiliates of affiliates) of the Fund;

b)	A list of restricted securities for the Fund (including CUSIP, Sedol or other appropriate security identification); and

c)	A copy of the current compliance procedures for the Fund.

The Adviser also agrees to promptly update the above referenced items in order to ensure their accuracy, completeness and/or effectiveness.

15.	Confidential Treatment. All information and advice furnished by one party to the other party (including their respective agents, employees and representatives with a need to know) hereunder shall be treated as confidential and shall not be disclosed to third parties, except as expressly authorized in the Agreement or as may be necessary to comply with applicable laws, rules and regulations, subpoenas, court orders, and as required in the administration and management of the Funds. It is understood that any information or recommendation supplied or produced by Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser and the Trust. Without limiting the foregoing, the Adviser and the Trust will only disclose portfolio information in accordance with the Trust’s portfolio information policy as adopted by the Board of Trustees.

The confidential treatment of the information noted in this Agreement shall also apply to information shared between the Adviser and the Sub-Adviser relating to potential future funds for which the Adviser may wish to retain the Sub-Adviser’s investment advisory services.

16.	Use of Name. If the Sub-Adviser shall cease to furnish services to the Fund under this Agreement or similar contractual arrangement, for any reason whatsoever, such Fund or the Adviser, at its expense:

a)	as promptly as practicable, shall take all necessary action to cause the Prospectus, Statement of Additional Information, Declaration of Trust, Bylaws and any other relevant documentation to be amended to accomplish a change of name to eliminate any reference to “AQR Capital Management, LLC” or “AQR”; and

b)	within 60 days after the termination of this Agreement or such similar contractual arrangement, shall cease to use in any other manner, including, but not limited to, use in any sales literature or promotional material, the name “AQR Capital Management, LLC” or any name, mark or logo type derived from it or similar to it or indicating that the Fund is managed by or otherwise associated with the Sub-Adviser or misleadingly implying a continuing relationship between the Fund and the Sub-Adviser or any of its affiliates, unless such use is with respect to reporting historical performance information of the Fund during a period when such use of name was authorized or as agreed upon by both parties.

17.	Entire Agreement; Amendment of this Agreement. This Agreement constitutes the entire agreement between the parties with respect to the Fund. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

18.	Notice. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or sent by electronic transmission (via e-mail) or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

To the Adviser:	Jackson National Asset Management, LLC
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: General Counsel
Email address: JNAMLegal@jackson.com

To the Sub-Adviser:	H.J. Willcox, Chief Legal Officer & Global Head of Compliance
AQR Capital Management, LLC
Two Greenwich Plaza, 3rd Floor
Greenwich, CT 06830
Email addresses: HJ.Willcox@aqr.com LegalSubAdvisory@aqr.com

To the Trust:	JNL Series Trust
1 Corporate Way
Lansing, MI 48951
Attention: Chief Legal Officer
Email address: JNAMLegal@jackson.com

19.	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will be binding upon and shall inure to the benefit of the parties hereto.

The name “JNL Series Trust” and “Trustees of JNL Series Trust” refer respectively to the Trust created by, and the Trustees, as trustees but not individually or personally, acting from time to time under, the Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of the “JNL Series Trust” entered in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, Shareholders or representatives or agents of Trust personally, but bind only the assets of Trust, and persons dealing with the Funds must look solely to the assets of Trust belonging to such Fund for the enforcement of any claims against the Trust.

20.	Applicable Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois.

21.	Counterpart Signatures. This Agreement may be executed in several counterparts, including via facsimile, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Agreement to be executed, effective September 1, 2022.

Jackson National Asset Management, LLC
/s/ Mark D. Nerud
By:
Name:	Mark D. Nerud
Title:	President and Chief Executive Officer

AQR Capital Management, LLC
/s/ Nicole DonVito
By:
Name:	Nicole DonVito
Title:	Managing Director

Schedule A

Dated September 1, 2022

Fund
JNL/AQR Large Cap Defensive Style Fund

 A-1

Schedule B

Dated September 1, 2022

(Compensation)

JNL/AQR Large Cap Defensive Style Fund
Average Daily Net Assets	Annual Rate
$0 to $250 million	0.20%
$250 million to $500 million	0.18%
$500 million to $600 million	0.16%
Amounts over $600 million	0.10%

 B-1